Exhibit 10.1

ACQUISITION LOAN NOTE

$36,985,000.00	New York, New York August 10, 2023

FOR VALUE RECEIVED, the undersigned, DEAN OWNER LLC, a Delaware limited liability company, having an office at 4611 Twelfth Avenue, Suite 1L, Brooklyn, New York 11219 (the “Borrower”), promises to pay to VALLEY NATIONAL BANK (the “Lender”), at the offices of Valley National Bank, as administrative agent (the “Administrative Agent”) at 1 Pennsylvania Plaza, 46th Floor, New York, New York 10119 or at such other place as the holder hereof may from time to time appoint in writing, the Principal Amount as hereinafter provided, together with interest thereon as provided herein. Defined terms used in this Acquisition Loan Note (the “Note”) shall have the meanings ascribed thereto in Section 12 hereof or if not defined in Section 12 hereof, in the Credit Loan Agreement.

1.    Principal Payments. The Borrower agrees to pay the Principal Amount by making a payment equal to the entire unpaid Principal Amount on the Maturity Date.

2.    Interest. The Principal Amount shall bear interest (computed on the basis of a 360-day year for the actual number of days involved) commencing on the date hereof at a fluctuating rate per annum equal to 4.00% above the Term SOFR in effect on the first day of the applicable Interest Period; provided, however, that in no event shall the interest rate applicable to the Principal Amount outstanding hereunder be less than 5.50% per annum. Notwithstanding the foregoing, in the event an Interest Rate Protection Product is entered into with respect to this Note which does not contemplate a 5.50% floor rate for the floating rate portion of the interest rate swap, then the 5.50% floor rate designated in the preceding sentence shall not apply while such Interest Rate Protection Product is in effect. Interest shall be payable in arrears on the First Periodic Interest Date and on each Periodic Interest Date thereafter occurring, and on the Maturity Date.

(a)         Upon Borrower’s request, Lender shall give notice to Borrower of the Term SOFR as determined or adjusted for each Interest Period in accordance herewith, which determination or adjustment shall be conclusive absent manifest error. All interest hereunder on any advance shall be computed on a daily basis based upon the outstanding principal amount of all advances hereunder as of the applicable date of determination.

(b)         In the event the Administrative Agent shall have determined that by reason of circumstances affecting the Term SOFR, adequate and reasonable means do not exist for ascertaining the Term SOFR for any Interest Period with respect to any advance hereunder (unless Benchmark Replacement (as defined below) is applicable, in which case the interest rate shall be determined as set forth in Section 4 below), the per annum rate of interest (the “Alternate Rate”) applicable to such advance during such Interest Period shall be equal to 1.00% above the Wall Street Journal Prime Rate, subject to the minimum rate of interest specified in the first paragraph of this Section.

(c)         If, after the date of this Note, Lender shall determine (which determination shall be final and conclusive absent manifest error) that any Change in Law shall make it impossible or unlawful for Lender to make, fund or maintain SOFR Advances, then Lender shall notify Borrower in writing. From the date of such notice until Lender notifies Borrower in writing that the circumstances giving rise to such determination no longer apply, (i) any obligation of Lender contained herein or in any agreement of Lender to make available SOFR Advances shall immediately be suspended, and (ii) any such SOFR Advances then outstanding shall instead bear interest, at Lender’s option, at the Alternative Rate, such change taking effect either (x) on the last day of the then current Interest Period if Lender may lawfully continue to maintain SOFR Advances to such day, or (y) immediately if Lender may not lawfully continue to maintain SOFR Advances (provided the Lender shall indicate its election of (x) or (y) by notice to the Borrower together with the date such change shall take effect). Upon the occurrence of any of the foregoing events, Borrower shall pay to Lender immediately upon demand such amounts as may be reasonably necessary to compensate Lender for any fines, fees, charges, penalties or other costs actually incurred or payable by Lender as a result thereof and which are attributable to any SOFR Advances made available to Borrower hereunder, and any reasonable allocation made by Lender among its operations shall be conclusive and binding upon Borrower.

(d)         Interest hereunder will be calculated based on the actual number of days that principal is outstanding over a year of 360 days. In no event will the rate of interest hereunder exceed the maximum rate allowed by law.

(e)         After the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest at the Default Rate. After maturity, the Principal Amount and accrued interest thereon, shall, at the option of the Lender, be payable on demand.

For purposes hereof, the following terms shall have the following meanings:

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banks in New York City are required or permitted to close; provided, when used in connection with determining Term SOFR, the term “Business Day” shall also exclude any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Floor” means a rate of interest equal to 1.50%

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“SOFR Advance” shall mean an advance that bears interest at a rate based on Term SOFR.

“Term SOFR” shall mean, for any calculation with respect to a SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date (as defined below) with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor. Notwithstanding the foregoing, in the event an Interest Rate Protection Product is entered into with respect to this Note which does not contemplate a floor rate for the floating rate portion of the interest rate swap, then the Floor designated in the preceding sentence shall not apply while such Interest Rate Protection Product is in effect.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Lender in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

3.    Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Lender shall have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrower or any other party to any other Loan Document. Lender shall promptly notify Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

4.    Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(a)         Replacing Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the tenth (10th) Business Day after the date notice of such Benchmark Replacement is provided to Borrower without any amendment to this Note or any other Loan Document, or further action or consent of Borrower. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, Borrower may revoke any request for a borrowing of, or continuation of advances to be made or continued that would bear interest by reference to such Benchmark until Borrower’s receipt of notice from Lender that a Benchmark Replacement has replaced such Benchmark, and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to advances bearing interest at the Prime Rate.

(b)         Subsequent Rate Conversion. At any time following the effectiveness of a Benchmark Replacement in accordance with this Section, Lender shall have the right, by providing written notice to Borrower, to convert the then-current Benchmark to a different Alternative Rate in accordance with and subject to the conditions set forth in clause (1) of the definition of “Benchmark Replacement.” Such Alternative Rate shall be deemed to be a “Benchmark Replacement” hereunder and will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the tenth (10th) Business Day after the date notice of such Benchmark Replacement is provided to Borrower without any amendment to this Note or any other Loan Document, or further action or consent of Borrower.

(c)         Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Note or such other Loan Document.

(d)         Notices; Standards for Decisions and Determinations. Lender will promptly notify Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes; provided that any failure to so notify will not affect Lender’s rights hereunder. Any determination, decision or election that may be made by Lender pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

(e)         Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate), then Lender may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) Lender may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(f)         Disclaimer. Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the administration, submission, calculation of or any other matter related to the rates in the definition of “Term SOFR” or with respect to any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any Benchmark or any Benchmark Replacement or the effect, implementation or composition of any Conforming Changes (defined above)) and including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant hereto, will be similar to, or produce the same value or economic equivalence of, such Benchmark or any other Benchmark or have the same volume or liquidity as did such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the impact or effect of such alternative, successor or replacement reference rate or Conforming Changes on any other financial products or agreements in effect or offered to any obligor or any of their respective affiliates, including, without limitation, any Interest Rate Protection Product.

(g)         Definitions.

“AMERIBOR” shall mean, for the corresponding tenor, the arithmetic average AMERIBOR benchmark interest rate as provided by American Financial Exchange, LLC as administrator of the benchmark (or a successor administrator) to, and published by, authorized distributors of AMERIBOR.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Note as of such date.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, the “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” shall mean, for any Available Tenor:

(1)         For purposes of clause (a) or (b) of this Section, any of the alternative rates set forth below, in any combination of choices or in such order of priority as Lender shall determine in its sole and absolute discretion and which is (i) administratively feasible for Lender to establish and provide to its customers, (ii) a primary rate being utilized by banks in the New York lending market, and (iii) generally used by Lender in its administration of loans held in its portfolio similar to the Loan (each, an “Alternative Rate”):

(i)         the sum of: (i) Daily Simple SOFR and (ii) an adjustment (which may be a positive or negative value or zero) that has been selected by Lender, giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; or

(ii)         the sum of (i) Daily Compounded SOFR and (ii) an adjustment (which may be a positive or negative value or zero) that has been selected by Lender, giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; or

(iii)         the sum of (i) Term BSBY and (ii) an adjustment (which may be a positive or negative value or zero) that has been selected by Lender, giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; or

(iv)         the sum of (i) AMERIBOR and (ii) an adjustment (which may be a positive or negative value or zero) that has been selected by Lender, giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; or

(v)         the sum of (i) any SOFR Average and (ii) an adjustment (which may be a positive or negative value or zero) that has been selected by Lender, giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; or

(vi)         any other reference rate reasonably selected by Lender that Lender in its sole discretion commences to offer to its customers generally; or

(vii)         if no available reference rate satisfies the requirements set forth in this paragraph 1 and in the provisos below, the Prime Rate;

provided that, in the case of clauses 1(iii), 1(iv), 1(v) or 1(vi) above, the relevant Alternative Rate is displayed on a screen or other information service selected by Lender in its reasonable discretion;

provided, further, that in the event any of the advances is hedged pursuant to one or more Interest Rate Protection Products (the “Hedged Exposure”), then the Benchmark Replacement for such Hedged Exposure shall have the meaning in effect from time to time ascribed to the “Floating Rate Option” under the relevant Confirmation(s) (as each of such terms is defined in the related Interest Rate Protection Products); and

provided, further, that, if the Benchmark Replacement as determined pursuant to clause (1) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Note and the other Loan Documents.

Notwithstanding the foregoing, in the event an Interest Rate Protection Product is entered into with respect to this Note which does not contemplate a floor rate for the floating rate portion of the interest rate swap, then the Floor designated in the preceding sentence shall not apply while such Interest Rate Protection Product is in effect.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide all Available Tenors of such Benchmark; or (b) in the case of clause (b) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark has been determined and announced by or on behalf of the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark to be non-representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (b) and even if any Available Tenor of such Benchmark continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark.

“Benchmark Transition Event” shall mean, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR, or with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including without limitation changes to the definition of “Prime Rate”, the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Lender decides in its sole but reasonable discretion may be necessary or appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as Lender reasonably decides is necessary in connection with the administration of this Note and the other Loan Documents and in a manner applied by Lender to loans held in its portfolio similar to the Loan).

“Daily Compounded SOFR” shall mean, for any day, SOFR, with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by Lender in accordance with the methodology and conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Compounded SOFR” for bilateral business loans; provided, that if Lender decides that any such convention is not administratively feasible for Lender, then Lender may establish another convention in its reasonable discretion.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Lender in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for bilateral business loans; provided, that if Lender decides that any such convention is not administratively feasible for Lender, then Lender may establish another convention in its reasonable discretion.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR Average” shall mean a rate per annum equal to any of the 30-day, 90-day or 180-day rolling compounded averages of SOFR published on such Business Day by the Federal Reserve Bank of New York (or a successor administrator of the compounded average SOFR rates) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the compounded average SOFR rates identified as such by the administrator of the compounded average SOFR rates from time to time).

“Term BSBY” shall mean, for the applicable corresponding tenor, the Bloomberg Short-Term Bank Yield Index provided by Bloomberg Index Services Limited as administrator of the benchmark (or a successor administrator).

5.    Extension Options. Subject to the terms and conditions set forth in the Credit Agreement, the Borrower shall have the option to extend the term of the Loan from the Initial Maturity Date to the First Extended Maturity Date and thereafter from the First Extended Maturity Date to the Second Extended Maturity Date.

6.    Prepayments. (a) Upon not less than ten (10) days prior written notice to the Administrative Agent, specifying the date of prepayment, the Borrower shall have the right to prepay the Principal Amount in whole, or in part, together with: (i) all accrued interest to the date of such prepayment, and (ii) any applicable Funding Loss, and/or Additional Interest, which may be due and payable under any Interest Rate Protection Product, if applicable, after giving effect to such prepayment. Each prepayment, other than a prepayment in connection with a casualty or condemnation or final repayment of the Loan, must equal at least the Minimum Prepayment Amount;

(b)    Amounts paid or prepaid will not be readvanced.

7.    General. Each payment under this Note, including without limitation, all payments and/or prepayments of principal and/or interest, shall be made by the Borrower to the Lender at the office of the Administrative Agent at 1 Pennsylvania Plaza, 46th Floor, New York, New York 10119 or at such other place as the Administrative Agent may from time to time appoint in writing in immediately available funds by 3:00 P.M., New York City time, on the due date for such payment. The failure of the Borrower to make any such payment by such time shall not constitute a default hereunder, provided that such payment is made on such due date, but any such payment made after 3:00 P.M., New York City time, on such due date shall be deemed to have been made on the next Business Day for the purpose of calculating interest on the amount outstanding on this Note. If any payment under this Note shall be due and payable on a day which is not a Business Day, the due date thereof shall be extended to the next Business Day (except as otherwise provided in the definition of Interest Period), and interest shall be payable at the applicable rate specified herein during such extension.

8.    Break Funding Indemnification. Borrower agrees to indemnify Lender against any liabilities, losses or out-of-pocket expenses, including, without limitation, any loss or expense sustained or incurred in liquidating or employing deposits from third parties, and any loss or expense incurred in connection with funds acquired to effect, fund or maintain any SOFR Advance (or any part thereof) which Lender sustains or incurs as a consequence of either (i) Borrower’s failure to make a payment on the due date thereof, (ii) Borrower’s revocation (expressly, by later inconsistent notices or otherwise) in whole or in part of any notice given to Lender to request, convert, renew or prepay any SOFR Advance, or (iii) Borrower’s payment or prepayment (whether voluntary, after acceleration of the maturity of this Note or otherwise) or conversion of any SOFR Advance on a day other than the last day of the applicable Interest Period. A notice as to any amounts payable pursuant to this paragraph given to Borrower by Lender shall, in the absence of manifest error, be conclusive and shall be payable upon demand. Borrower’s indemnification obligations hereunder shall survive the payment in full of the advances and all other amounts payable hereunder. Any sums payable to Lender hereunder from time to time is sometimes referred to as a “Funding Loss”. For clarity, the losses described in this Paragraph are intended to refer to “breakage fees” incurred by the Lender as a result of the situations described in clauses (i) – ‐(iii) above.

9.    Increased Costs; Yield Protection. On written demand, together with written evidence of the justification therefor, Borrower agrees to pay the Lender all direct costs incurred, any losses suffered or payments made by the Lender, as a result of any Change in Law (hereinafter defined), imposing any reserve, deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Lender, its holding company or any of their respective assets relative to the Loan, in each case to the extent such amounts are charged to similarly situated borrowers of loans (similar to the Loan) made by Lender or its affiliates. “Change in Law” means the occurrence, after the date of this Note, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Lender for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

10.    Capital Adequacy. If any of (i) the enactment or promulgation of, or any change or phasing in of, any United States or foreign law or regulation or in the interpretation thereof by any United States or foreign governmental authority charged with the administration thereof, (ii) compliance with any directive, guideline or request from any central bank or United States or foreign governmental authority (whether or not having the force of law) promulgated or made after the date hereof, or (iii) compliance with the Risk-Based Capital Guidelines of the Federal Reserve System as set forth in 12 C.F.R. Parts 208 and 225, or of the Comptroller of the Currency, Department of the Treasury, as set forth in 12 C.F.R. Part 3, or similar legislation, rules, guidelines, directives or regulations under any applicable United States or foreign governmental authority affects or would affect the amount of capital required to be maintained by the Lender (or any lending office of the Lender) or any corporation directly or indirectly owning or controlling the Lender, and the Lender shall have determined that such enactment, promulgation, change or compliance has the effect of reducing the rate of return on the Lender’s (or such lending office’s or controlling corporation’s) capital or the asset value to the Lender (or such lending office or controlling corporation) of this Note as a consequence, directly or indirectly, of the Lender’s obligations to make and maintain the funding of all or any portion of the Principal Amount hereunder at a level below that which the Lender (or such lending office or controlling corporation) could have achieved but for such enactment, promulgation, change or compliance (after taking into account the Lender’s (or such lending office’s or controlling corporation’s) policies regarding capital adequacy) by an amount deemed by the Lender to be material, then, upon demand by the Administrative Agent or the Lender, the Borrower shall promptly pay to the Lender such additional amount or amounts as shall be sufficient to compensate the Lender (or such lending office or controlling corporation) for such reduction on the rate of return or asset value, provided that, in any such case, such amounts are charged to similarly situated borrowers of loans (similar to the Loan) made by Lender or its affiliates. The Administrative Agent’s or the Lender’s determination of such amount or amounts that will compensate the Lender (or such lending office or controlling corporation) for such reductions shall be made in good faith and presumed correct, absent manifest error, and shall be evidenced by a certification of such amount or amounts delivered by the Administrative Agent or the Lender to the Borrower.

11.    Option to Fund; Applicability to Participants; Survival. (a) The Lender has indicated that the Lender may wish to purchase one or more deposits in order to fund or maintain its funding of the Principal Amount, it being understood that the provisions of this Note relating to such funding are included only for the purpose of determining the rate of interest to be paid on the Principal Amount and any amounts owing under Sections 8, 9 and 10 above. The Lender shall be entitled to fund and maintain its funding of all or any part of the Principal Amount in any manner it sees fit, provided that all determinations hereunder (including, without limitation, all determinations under Sections 8, 9 and 10 of this Note) shall be made as if the Lender had actually funded and maintained the Principal Amount through the purchase of such deposits in an amount equal to the Principal Amount and having a maturity corresponding to the applicable Interest Period.

(b)    The Borrower agrees that for purposes of Sections 8, 9 and 10 of this Note any reference to the Lender therein shall also include any participant of the Lender to the extent of its pro rata interest in this Note, and in this respect the Borrower agrees that the Lender, on behalf of any such participant, may collect directly from the Borrower, and the Borrower agrees to pay, any sums owing to such participant under Sections 8, 9 and 10 of this Note. In connection with a participation, no participant shall be entitled to receive any greater amount under Sections 8, 9 and 10 hereof as a result of such participation than the Lender would be entitled to receive immediately prior thereto unless such claim would have arisen even if such participation had not occurred.

(c)    The obligations of the Borrower under paragraphs 8, 9 and 10 above shall survive the maturity of the Note, and the payment of this Note and all other amounts payable under this Note.

12.    Definitions. The following terms shall have the following meanings:

“Additional Interest”	All liquidated damages, break funding losses and other losses, claims, damages or other amounts payable by the Borrower to a Lender under any Interest Rate Protection Product, if any, including, without limitation, any amounts payable by reason of an early termination of any Interest Rate Protection Product, which amounts shall be considered interest on the principal amount secured by the Mortgage (without duplication of Funding Losses).

“Business Day”	Any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in New York, New York and on which dealings in U.S. dollar deposits are carried on in London, England; provided, however, that if the Loan bears interest based on the Prime Rate, “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Credit Agreement”	The Credit Agreement dated as of the date hereof by and among the Borrower, the Lenders party thereto, and the Administrative Agent, and any future amendments, modifications or supplements thereto.

“Default Rate”	The annual rate of interest that shall apply under this Note after the occurrence of an Event of Default, or if no Event of Default has occurred, after the Maturity Date, which interest rate shall always be 18% per annum (but in no event greater than the maximum amount allowed by law) and shall accrue on the Principal Amount and on any disbursement made by the Administrative Agent or a Lender to protect itself under the terms of the Mortgage.

“Event of Default”	As defined in the Mortgage and/or the Credit Agreement.

“First Extended Maturity Date”	August 10, 2026.

“First Extension Conditions”	As defined in the Credit Agreement.

“First Periodic Interest Date”	September 1, 2023.

“Funding Loss”	As defined in Section 8 hereof.

“Governmental Authority”	Any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator.

“Initial Maturity Date”	February 10, 2026.

“Interest Period”	As to any advance hereunder, the period of one (1) month (in each case subject to availability thereof), with the initial Interest Period commencing on the date of the first disbursement of an advance under the Credit Agreement, and each subsequent Interest Period commencing on the last day of the immediately preceding Interest Period; provided that (i) if an Interest Period would end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day, (ii) the final Interest Period shall commence on the last day of the immediately preceding Interest Period, and end on the Maturity Date, and (iii) any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

Notwithstanding the foregoing, on and after the date an Interest Rate Protection Product is entered into with respect to this Note, “Interest Period” shall mean the following:

As to any advance hereunder, the period of one (1) month, with each interest period commencing on the first (1st) day of each month, provided that (i) if any Interest Period (other than an Interest Period which is scheduled to commence on the same day as the effective date of an Interest Rate Protection Product) would begin on a day which is not a Business Day, such Interest Period shall commence on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall commence on the first preceding Business Day, (ii) the final Interest Period shall end on the Maturity Date.

“Interest Rate Protection Product”	Any interest rate swap, cap, collar or floor agreement, hedge device or other agreement or arrangement entered into by the Borrower and a Lender with respect to a notional amount equal to the Loan (and, if applicable, plus the Acquisition Loan and the Project Loan), or a portion thereof and with a fixed rate of interest payable by the Borrower.

“Loan”	The loan evidenced by this Note and the other Acquisition Loan Notes.

“Loan Documents”	As defined in the Mortgage.

“Maturity Date”	(i) The Initial Maturity Date, or (ii) if all of the First Extension Conditions shall have occurred on or prior to the Initial Maturity Date, the First Extended Maturity Date, or (iii) if all of the Second Extension Conditions shall have occurred on or prior to the First Extended Maturity Date, the Second Extended Maturity Date, or (iv) such earlier date on which the Loan shall become due and payable whether by acceleration or otherwise.

“Minimum Prepayment Amount”	$100,000.00.

“Mortgage”	That certain Consolidation, Modification, Extension and Spreader Agreement (Acquisition Loan Mortgage) dated as of the date hereof made between the Borrower and the Administrative Agent securing this Note and the other Acquisition Loan Notes issued under the Credit Agreement, and any future consolidations, modifications, extensions or amendments thereof.

“Periodic Interest Date”	The first Business Day of each calendar month occurring after the First Periodic Interest Date and prior to the Maturity Date.

“Premises”	As defined in the Mortgage. The Premises is the real property located at 953 Dean Street, Brooklyn, New York (Block: 1134, Lots: 96 f/k/a old lots 2, 11, 12, 96 and 97 County: Kings).

“Prime Rate” or “Wall Street Journal Prime Rate”	The rate of interest designated as the “Prime Rate” which appears in each publication of The Wall Street Journal under the designation entitled “Money Rates.” This rate of interest fluctuates and is subject to change without prior notice. If and when the Wall Street Journal Prime Rate changes, the rate of interest on this Note will automatically change effective on the date of any such change, without notice to Borrower. In the event that the Wall Street Journal Prime Rate cannot be ascertained from publication of The Wall Street Journal, the rate of interest which shall be used in substitution thereof and until such time as the Wall Street Journal Prime Rate can be ascertained by reference to The Wall Street Journal shall be a rate equal to the average of the prime rate of interest announced from time to time by three (3) New York banks selected by the Administrative Agent in its sole and absolute discretion.

“Principal Amount”	Thirty-Six Million Nine Hundred Eighty-Five Thousand and 00/100 Dollars ($36,985,000.00), or so much thereof as may be advanced hereunder pursuant to the terms of the Credit Agreement or outstanding from time to time.

“Second Extended Maturity Date”	February 10, 2027.

“Second Extension Conditions”	As defined in the Credit Agreement.

“Taxes”	Any present or future income, stamp or other taxes, levies, imposts, duties, fees, assessments, deductions, withholdings, or other charges of whatever nature, now or hereafter imposed, levied, collected, withheld, or assessed by any Governmental Authority.

13.    Interest and Tax Reserve Collateral Account. Pursuant to Section 6.30 of the Mortgage and the Interest and Tax Reserve Pledge Agreement (as that term is defined in the Mortgage), the Borrower may open and maintain during the term of any extension of the Loan the Interest Reserve and Tax Reserve Collateral Account (as that term is defined in the Interest and Tax Reserve Pledge Agreement). The Interest Reserve and Tax Reserve Account shall be used for the purpose of facilitating the payment of interest payments due on each Periodic Interest Date and real estate taxes when due during any extension of the term of the Loan. Notwithstanding anything to the contrary set forth herein, the lack of sufficient funds in the Interest Reserve and Tax Reserve Collateral Account to pay interest on the Loan at any time shall not affect the Borrower’s obligation to pay interest on the Loan and real estate taxes as and when same is due and payable.

14.    Mortgage Encumbers Premises; Reference to Mortgage and Credit Agreement. This Note is secured by, among other things, the Mortgage, which Mortgage encumbers the Premises. This Note is one of the Notes referred to in the Mortgage, the terms of which are incorporated herein, and its maturity is subject to acceleration upon the terms set forth in the Mortgage. This Note is one of the Acquisition Loan Notes referred to in the Credit Agreement, the terms of which are incorporated herein, and its maturity is subject to acceleration upon the terms set forth in the Credit Agreement. Sums advanced hereunder shall be advanced pursuant to the terms of the Credit Agreement.

15.    Note Acceleration. This Note, including all outstanding principal and interest hereon, shall become due and payable (a) immediately, upon the occurrence of an Event of Default of a type specified in Section 7.1(f) or (g) of the Mortgage, or (b) at the option of the Administrative Agent, upon the occurrence of and during the continuance of (i) any other Event of Default, or (ii) after the giving of any required notice and/or the passage of any applicable cure period.

16.    Note as Evidence of Debt. This Note and the Credit Agreement shall evidence and the Mortgage shall secure the indebtedness described herein, and any future loans, advances, payments and disbursements hereunder or pursuant to the Mortgage shall be added to the principal indebtedness hereunder.

17.    No Waiver. No failure on the part of the Administrative Agent or the Lender to exercise, and no delay in exercising, any right, remedy or power hereunder or under any other document or agreement executed in connection herewith shall operate as a waiver thereof, nor shall any single or partial exercise by the Administrative Agent or the Lender of any right, remedy or power hereunder or under any other document or agreement executed in connection herewith preclude any other or future exercise thereof or of any other right, remedy or power.

18.    Remedies Cumulative. Each and every right, remedy and power hereby granted to the Administrative Agent or the Lender or allowed it by law or other agreement shall be cumulative and not exclusive and may be exercised by the Administrative Agent or the Lender from time to time.

19.    Attorney’s Fees and Court Costs. If this Note shall be collected by legal proceedings or through any court or shall be referred to an attorney because of any default, the Borrower agrees to pay all reasonable attorney’s fees and court costs incurred by the Administrative Agent or the Lender.

20.    Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

21.    No Presentment, Demand or Notice Required. The Borrower and any guarantor of this Note waive presentment for payment, demand, notice of demand and of dishonor and nonpayment of this Note, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party, and agree to all renewals, extensions, modifications, partial payments, releases or substitutions of security, in whole or in part, with or without notice, before or after the Maturity Date.

22.    Change, Modification or Waiver. This Note may not be changed or modified orally, nor may any right or provision hereof be waived orally, but in each instance only by an instrument in writing signed by the party against which enforcement of such change, modification or waiver is sought.

23.    No Usury. In the event that the Administrative Agent or the Lender, in enforcing its rights hereunder, determines that charges and fees incurred in connection with this Note may, under applicable laws relative to usury, cause the interest rate herein to exceed the maximum rate allowed by law, then such interest shall be recalculated and any excess over the maximum interest permitted by said laws shall be credited to the then outstanding Principal Amount to reduce said balance by the amount of any such excess without prepayment premium or breakage losses. It is the intent of the parties hereto that the Borrower, under no circumstances, shall be required to pay, nor shall the Administrative Agent or the Lender be entitled to collect, any interest which is in excess of the maximum rate permitted under the applicable laws relative to usury.

24.    Late Charge. In the event that any payment of interest, principal, or principal and interest shall be overdue for a period in excess of ten (10) days, other than the final payment of principal due upon maturity (whether by acceleration or otherwise), a “late charge” calculated at the rate of 5% on such overdue installment may be charged by the Administrative Agent or the Lender for the purpose of defraying the expenses incident to handling such delinquent payments, which “late charge” shall be payable on the same day of the month as payments of interest hereunder. Such charge shall be in addition to, and not in lieu of, any other remedy the Administrative Agent or the Lender may have and is in addition to any reasonable fees and charges of any agents or attorneys which the Lender is entitled to employ upon any default hereunder, whether authorized herein or by law.

25.    Waiver of Trial by Jury. THE BORROWER AND THE LENDER BY ACCEPTANCE HEREOF HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, THE MORTGAGE AND THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREIN. FURTHER, THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE ADMINISTRATIVE AGENT OR THE LENDER OR COUNSEL TO THE ADMINISTRATIVE AGENT OR THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE ADMINISTRATIVE AGENT OR THE LENDER WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. THE BORROWER ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT OR THE LENDER HAS BEEN INDUCED TO MAKE THE LOAN BY, INTER ALIA, THE PROVISIONS OF THIS PARAGRAPH. IN AN ACTION COMMENCED IN THE COMMERCIAL DIVISION, NEW YORK STATE SUPREME COURT, THE PARTIES HEREBY AGREE, SUBJECT TO THE REQUIREMENTS FOR A CASE TO BE HEARD IN THE COMMERCIAL DIVISION, TO APPLY, AT ADMINISTRATIVE AGENT’S ELECTION, THE COURT’S ACCELERATED ADJUDICATION PROCEDURES SET FORTH IN RULE 9 OF THE RULES OF PRACTICE FOR THE COMMERCIAL DIVISION, IN CONNECTION WITH ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS NOTE, OR THE BREACH, TERMINATION, ENFORCEMENT OR VALIDITY THEREOF.

26.    Headings Descriptive. The headings of the several sections, subsections, paragraphs and subparagraphs of this Note are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Note.

27.    Additional Interest. The Borrower shall promptly pay directly to the Administrative Agent for the benefit of the applicable Lender upon demand any Additional Interest that may be payable from time to time under any Interest Rate Protection Product.

28.    Severability. Every provision of this Note is intended to be severable. If any term or provision of this Note shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

29.    Right of Set-Off. In addition to any rights and remedies of the Administrative Agent or the Lender provided by law, upon the occurrence of an Event of Default and acceleration of the obligations owing in connection with this Note, or at any time upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower, to the extent not prohibited by applicable law, to set off and apply against any indebtedness of the Borrower to the Administrative Agent or the Lender, any amount owing from the Administrative Agent or the Lender to the Borrower, at, or at any time after, the happening of any of the above‑mentioned events. To the extent not prohibited by applicable law, the aforesaid right of set off may be exercised by the Administrative Agent or the Lender against the Borrower or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by the Administrative Agent or the Lender prior to the making, filing or issuance, or service upon the Administrative Agent or the Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. The Administrative Agent or the Lender shall promptly notify the Borrower after any such set-off and application made by the Administrative Agent or the Lender, as applicable, provided that the failure to give such notice shall not affect the validity of such set-off and application.

30.    Waiver of Consequential and Punitive Damages. Each Borrower and Lender hereby knowingly, voluntarily and intentionally waive any right they may have to consequential or punitive damages arising out of, under or in connection with the Loan Documents or the transactions contemplated therein. Further, each of Borrower and Lender hereby certify that no representative of the Administrative Agent or the Lenders, or counsel to the Administrative Agent or the Lenders, has represented, expressly or otherwise, that the Administrative Agent or the Lenders would not, in the event of such litigation, seek to enforce this waiver of consequential and punitive damages. The Borrower acknowledges that the Administrative Agent and the Lenders have been induced to accept this Note by, inter alia, the provisions of this paragraph.

31.    Anti-Money Laundering/International Trade Law Compliance. Borrower represents and warrants to the Administrative Agent and the Lender, as of the date of this Note, the date of each advance of proceeds under the Credit Agreement, the date of any renewal, extension or modification of the Credit Agreement or any other Loan Document, and at all times until the Credit Agreement has been terminated and all amounts thereunder and under the other Loan Documents have been indefeasibly paid in full, that: (a) no Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the proceeds of the Loan will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay the Loan are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws. Borrower covenants and agrees that it shall immediately notify the Administrative Agent and the Lender in writing upon the occurrence of a Reportable Compliance Event.

As used herein: “Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, all as amended, supplemented or replaced from time to time; “Compliance Authority” means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission; “Covered Entity” means the Borrower, its affiliates and subsidiaries, all Credit Parties and other guarantors, pledgors of collateral, all owners of the foregoing, and all brokers or other agents of the Borrower acting in any capacity in connection with the Loan; “Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law; “Sanctioned Country” means a country subject to a sanctions program maintained by any Compliance Authority; and “Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

32.    Certain Taxes. The principal of and the interest on the obligations due under this Note, and any other amounts owed hereunder or under any other Loan Document for fees, costs, or otherwise, are payable in lawful money of the United States of America without deduction for or on account of any present or future tax, duty or other charge levied or imposed on this Note or other Loan Document or the proceeds hereof or the holder hereof by any government or any political subdivision thereof or by any other jurisdiction, or by any political subdivision thereof, from which any payment due with respect thereto is remitted or on account of any other restrictions and conditions of whatever nature.  If any such tax, duty or other charge is required to be deducted or withheld by law or regulation from any amount payable hereunder or under any other Loan Document, Borrower shall pay the Administrative Agent or the Lender such additional amounts (including any penalties and interest thereon) as may be necessary so that the amount actually received by the Administrative Agent or the Lender is equal to the full amount payable hereunder or under such other Loan Document had no such withholding or deduction been made. Borrower shall furnish to the Administrative Agent all tax receipts for withholding taxes, if any, paid on behalf of the Administrative Agent or the Lender within sixty (60) days of the payment of such tax.  Should Borrower not furnish the tax receipts within ninety (90) days of the due date of payment of such taxes, Borrower shall pay the Administrative Agent or the Lender a tax reimbursement equivalent to the amount of withholding tax due.

33.    USA PATRIOT Act Notice. The Lender and the Administrative Agent hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the Administrative Agent and the Lender are required to obtain, verify and record information that identifies the Borrower and any Guarantor, which information includes the name, address, tax identification number and other information regarding Borrower and such Guarantor that will allow the Administrative Agent and the Lender to identify Borrower and such Guarantor in accordance with the Patriot Act. In that connection, the Administrative Agent and the Lender may also request corporate formation documents, or other forms of identification, to verify information provided.

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IN WITNESS WHEREOF, this Acquisition Loan Note has been duly executed by the Borrower on the date first written above.

DEAN OWNER LLC, a Delaware limited liability company

By:
	Name:	David Bistricer
	Title:	Authorized Signatory

STATE OF NEW YORK	)
ss.:
COUNTY OF __________	)

On the ____ day of August in the year 2023 before me, the undersigned, a notary public in and for said State, personally appeared David Bistricer personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public